                      NOTICE OF ANNUAL MEETING OF THE
                               SHAREHOLDERS OF
                     FIRST WEST VIRGINIA BANCORP, INC.


                                                       Wheeling, West Virginia
                                                               March 17, 1998



TO OUR SHAREHOLDERS:

        Please take notice that the Annual Meeting of Shareholders of First West Virginia Bancorp, Inc., a West Virginia corporation, will be held at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, West Virginia, at 4:00 p.m., on April 14, 1998. Shareholders of record at the close of business on March 10, 1998 will be entitled to vote.

        While the Board of Directors sincerely hopes that all of you will attend the meeting, we nevertheless urge you to COMPLETE, DATE, SIGN AND RETURN THE PROXY FORM, ENCLOSED, AS SOON AS POSSIBLE. A self-addressed stamped envelope is provided for the purpose. You should return the proxy whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw the proxy and vote in person if you so desire.

        The purposes of the Annual Meeting are as follows:

1.  To elect four directors;

2. To transact such other business as may lawfully be brought before the meeting.

        By order of the Board of Directors.




                                          Ronald L. Solomon
                                          President

                     FIRST WEST VIRGINIA BANCORP, INC.
             1701 Warwood Avenue, Wheeling, West Virginia  26003


                               PROXY STATEMENT
         For Annual Meeting of Shareholders to be Held April 14, 1998


The proxy statement is furnished to the shareholders of First West Virginia Bancorp, Inc., (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 14, 1998, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 17, 1998.

Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless revoked prior to the voting thereof. A proxy may be revoked at any time before it is voted at the meeting by executing a later dated proxy, or by voting in person at the meeting, or by filing a written revocation with the judges of election. The presence, in person or by proxy, of a majority of the outstanding shares of common stock is required to constitute a quorum. Assuming the presence of a quorum, the election of directors described below will be by a majority vote. Any other business to come before the meeting shall be determined as provided in the Company's Articles of Incorporation.

The close of business on March 10, 1998 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, there were outstanding and entitled to be voted at such meeting 1,209,085 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date. In the election for directors votes may be cumulated as provided by law. Please see Voting, below.

A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this proxy statement.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, solicitation of proxies may be made by telephone or other means by directors, officers or regular employees of the Company.



I.  Election of Directors

Nominees and Continuing Directors

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Four directors of the Company are to be elected to Class III, for terms expiring at the Annual Meeting in 2001 or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.
                                                         Shares of
                                                         the Company's
                                            Served as    Common Stock
Name, Age, Principal Occupation             Director     Beneficially
or Position, Other Directorships (13)(14)   Since (1)    Owned (2)
-----------------------------------------   ---------    --------------

To be elected to Class III, for terms ending in 2001
----------------------------------------------------



R. Clark Morton, 69                          1965         34,238(3)
Attorney-at-Law, Partner, Herndon, Morton,
Herndon & Yaeger; Chairman of the Board
and Director of Progressive Bank, N.A.

William G. Petroplus, 50                     1998          5,050(4)
Attorney-at-Law, Partner, Petroplus &
Gaudino;  Director of Progressive Bank, N.A.

Peter C. Schuetz, 72                         1979         34,194
President and General Manager, Town and
Country Dairy; Retired Consultant, United Dairy;
Director of Progressive Bank, N.A.

Ronald L. Solomon, 58                        1978         16,028(5)
President and Chief Executive Officer
of the Company; Vice Chairman of the
Board and Chief Executive Officer
and Director of Progressive Bank, N.A.;
Vice Chairman of the Board and Director
of Progressive Bank, N.A.-Buckhannon

                                                         Shares of
                                                         the Company's
                                            Served as    Common Stock
Name, Age, Principal Occupation             Director     Beneficially
or Position, Other Directorships (13)(14)   Since (1)    Owned (2)
-----------------------------------------   ---------    --------------

Class I Directors, to continue in office until 1999


George F. Beneke, 84                         1958         70,482(6)
President of the Beneke Corporation;
Retired Attorney-at-Law; Chairman of the
Board and Director of the Company;
Director of Progressive Bank, N.A.

Laura G. Inman, 56                           1993         88,499(7)
Vice Chairman of the Board and Director
of the Company; Senior Vice President
and Director of Progressive Bank, N.A.

Karl W. Neumann, 77                          1964         36,766(8)
Retired Insurance Executive; Director
of Progressive Bank, N.A.



Class II Directors, to continue in office until 2000
----------------------------------------------------


Sylvan J. Dlesk, 59                          1988         95,479(9)
President of Dlesk, Inc., President of Ohio
Valley Carpeting, Inc. and President of Tri-State
Floor Installations, Inc.,; Director of
Progressive Bank, N.A.

Benjamin R. Honecker, 78                     1973         23,592(10)
Attorney-at-Law, Partner, Honecker & Bippus;
Director of Progressive Bank, N.A.

James C. Inman, Jr., 56                      1993         88,499(11)
Retired Bank Executive; Director of
Progressive Bank, N.A.

Thomas A. Noice, 75                          1988          6,598(12)
Retired Bank Executive; Trustee-Treasurer,
Belmont Community Hospital, Bellaire, Ohio

Notes   (1)     Includes service with the Company's predecessors.
-----

        (2) Beneficial ownership of First West Virginia common stock is stated as of February 12, 1998. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Shares owned separately by spouses are included in the column totals but are identified in the footnotes which follow. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes.

        (3) Includes 17,482 shares owned by Patricia H. Morton, his wife, and 8,680 shares owned jointly by R. Clark Morton and Patricia
                H. Morton.

        (4) Includes 636 shares owned jointly by William G. Petroplus and Sheree A. Petroplus; 318 shares owned by Sheree A. Petroplus, his wife; 318 shares owned by Kristen G.Petroplus, his daughter, for which William G. Petroplus acts as custodian; and 318 shares owned jointly by Alyssa R. Petroplus, his daughter, for which William G. Petroplus acts as custodian.

        (5) Includes 16,028 shares owned jointly by Mr. Solomon and Patricia H. Solomon, his wife.

        (6) Includes 28,252 shares held by WesBanco Bank Wheeling, as trustee under the will of Sarah E. Beneke, deceased, and includes 10,417 shares owned by the Beneke Corporation, of which Mr. Beneke is a principal.

        (7) Includes 12,999 shares owned by James C. Inman, Jr., her husband.

        (8) Includes 15,984 shares owned by Elizabeth H. Neumann, his wife.

        (9)     Includes 95,376 shares owned jointly by Mr. Dlesk and Rosalie
                J. Dlesk, his wife.

        (10) Excludes 3,949 shares owned jointly by Elizabeth R. Honecker, his daughter, and Janet L. Honecker, his wife, as to which shares Mr. Honecker disclaims beneficial ownership.

        (11)    Includes 75,500 shares owned by Laura G. Inman, his wife.

        (12) Includes 718 shares owned jointly by Judith A. Noice, wife of Thomas A. Noice, and Julia Vejvoda and 5,880 shares owned jointly by Thomas A. Noice and Judith A. Noice.

        (13) The subsidiaries of the Company are: Progressive Bank, N.A, Wheeling, WV and Progressive Bank, N.A. - Buckhannon, Buckhannon, WV.

        (14) Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years.

Certain Business Relationships

         Mr. Petroplus is an attorney with Petroplus & Gaudino, attorneys-at-law, of Wheeling, WV, which firm serves as general counsel to the Company.

         Mr. Morton is an attorney with Herndon, Morton, Herndon & Yaeger, attorneys-at-law, of Wheeling, West Virginia, which firm serves as special counsel to the Company.

         Mr. Honecker is also an attorney-at-law and has provided legal services to the Company's subsidiary banks.


Board of Directors and Committees

         There were 12 regular meetings and four special meetings of the Board of Directors of the Company during 1997. All of the incumbent directors attended at least 75 percent of the meetings. Each non-employee director is compensated at the rate of $500.00 per regular meeting and, for 1997, was compensated at the rate of $500.00 for the first special meeting and $150.00 for each of the remaining three special meetings. Committee members are paid $150.00 for attendance at each committee meeting. The standing committees of the Board are: Audit Committee, Personnel and Salary Committee, and Budget
and Marketing Committee.   The Company does not have a nominating committee.

         The functions of the Audit Committee are to review the Company's annual audit report with management, independent auditors and internal auditor and to review the effectiveness of the Company's internal controls and related matters. The committee met three times during 1997. The members of the committee consist of non-salaried directors and presently include S. J. Dlesk, chairman, Ben R. Honecker, R. Clark Morton, Karl W Neumann and Peter C. Schuetz.

         The functions of the Personnel and Salary Committee are to review and recommend the salaries and annual bonuses of all executive officers; recommend the annual contribution to the employees' profit sharing plan; and monitor the senior management and succession plans. The Board of Directors reviews the committee recommendations for final action thereon. Company performance is considered in establishing the annual budget for salary increases and is the initial part of the review process. Company performance factors, including net income and return on equity, and individual performance are considered in setting annual bonuses. The committee met three times during 1997. The members of the committee consist of non-salaried directors and presently include Ben R. Honecker, chairman, George F. Beneke, James C. Inman, Jr., R. Clark Morton and Thomas A. Noice.

         The functions of the Budget and Marketing Committee are to approve and review the annual subsidiary banks' budgets and to review the marketing efforts and strategies of the subsidiary banks. The committee met four times during 1997. The members of the committee consist of non-salaried directors and presently include George F. Beneke, chairman, S. J. Dlesk, James C. Inman, Jr., Karl W Neumann and Peter C. Schuetz.

                        II.  Executive Compensation

         The following table shows all compensation awarded to, earned by or paid to the Company's President and Chief Executive Officer, Ronald L. Solomon, and Executive Vice President, Charles K. Graham, for all services rendered by them in all capacities to First West Bancorp, Inc. and its subsidiaries for 1997. No other executive officer of First West Virginia Bancorp, Inc. had total annual salary and bonus exceeding $100,000 for the year.


                        SUMMARY COMPENSATION TABLE
                        --------------------------

                                        Annual Compensation

                                                                       Other               All
                                                                       Annual             Other
                        Year          Salary           Bonus(4)     Compensation      Compensation
Name and Position


Ronald L. Solomon,      1997       $ 102,996.00      $ 80,959.00    $ 6,812.40(1)     $ 14,675.13(3)
President and Chief
Executive Officer of    1996       $  99,996.00      $ 62,762.00    $ 8,939.25(1)     $ 15,769.50(3)
the Company; Vice
Chairman of Board of    1995       $  99,492.00      $ 50,653.00    $ 7,097.52(1)     $ 14,680.30(3)
Directors & CEO of
Progressive Bank, N.A.;
and Vice Chairman of
Progressive Bank, N.A.-
Buckhannon

Charles K. Graham,      1997       $  72,492.00      $ 57,069.00    $ 4,815.00(2)     $ 10,121.28(3)
Executive Vice
President of the        1996       $  69,996.00      $ 43,884.00    $ 6,214.96(2)     $ 10,804.12(3)
Company; President of
Progressive Bank, N.A.; 1995       $  68,100.00      $ 34,629.00    $ 4,127.52(2)     $  9,849.53(3)
Director of Progressive
Bank, N.A.-Buckhannon

(1) This amount includes the value of Mr. Solomon's Board fees paid by a subsidiary bank and membership to the Wheeling Country Club and Fort Henry Club.

(2) This amount includes the value of Mr. Graham's Board fees paid by a subsidiary bank and membership to the Wheeling Country Club and Allegheny Club.

(3)   This amount includes contributions made to Company's Profit Sharing
      Plan.

(4)   This amount includes deferred compensation.

Shareholder Performance Graph

         Set forth below is a line graph which compares the percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total shareholder return on stocks included on both the Standard & Poor's (S&P ) 500 Index and the SNL Index for banks with assets under $500,000,000.00 for the period March 8, 1995 through December 31, 1997. An initial investment of $100.00 (Index Value equals $100) and ongoing dividend reinvestment is assumed throughout.

                                                               Period Ending
-----------------------------------------------------------------------------------------------------------
Index                  3/8/95     6/30/95     12/31/95     6/30/96      12/31/96       6/30/97     12/31/97
-----------------------------------------------------------------------------------------------------------

First West Virginia
  Bancorp, Inc.        100.00     125.06       158.21       160.87       188.38         218.83      296.40

S&P 500                100.00     113.68       130.10       143.23       159.85         192.79      213.19

SNL <500M Bank Index   100.00     108.51       130.01       143.93       167.34         207.71      285.26


Board Compensation Committee Report on Executive Compensation

         The Personnel and Salary Committee ( the "Committee") has the responsibility for recommending to the Board of Directors of the Company, and subject to final approval by the Board of Directors of the Company, the annual salary, raise and bonus determinations for the Executive Officers of the Company. The Committee endeavors to determine executive compensation in a manner designed to provide competitive compensation sufficient to retain and attract key executives, but based primarily on the overall performance of the Company.

         Company performance is considered in establishing the annual budget for any executive salary increase and is the initial part of the review process of the Committee. The determination of bonuses, as detailed below, is predicated on the Company's earnings in the previous year, the increase in corporate net worth and individual performance. The Committee also periodically evaluates terms and conditions of employment agreements offered to certain Executive Officers of the Company (See, Employment Contracts) to ensure that they continue to support the best interests of the Company's shareholders and are consistent with the goals and objectives of the Company.

         However, the Committee also is acutely aware that the purpose of our Executive Officers is to generate earnings for the shareholders of the Company. Therefore, the Committee's philosophy for determining its recommendations to the Board of Directors for executive bonuses does not deviate from this avowed purpose. The Committee's recommendations have historically involved two basic steps. The first step is an earnings plateau which establishes the annual percentage return to the Company (based on corporate net worth) which was expected to be reached. The amount of return in excess of that expected percentage forms the basis for the bonus pool. The philosophy underlying this first earnings plateau is as follows.

         Earnings to the extent of the determined percentage of corporate net worth are intended to provide for the following purposes:

         (a)   Payment of income taxes thereon.
         (b)   Payment of regularly established quarterly dividends.
         (c) Provide for increases in subsequent executive salaries attributable to inflation.
         (d) Provide for an increase to the regularly established quarterly dividend for the next year in the same percentage as the percentage of salary raises granted executives to compensate for inflation.
         (e)   Provide for growth of corporate net worth.

         Earnings in excess of that percentage of corporate net worth are available for distributions for bonuses to Executive Officers. While there is no formalized plan for bonus distributions to Executive Officers, historically, and for the year ended December 31, 1997, the Committee has divided that excess into $100,000.00 increments and determined what percentage of such increment will be paid as executive bonuses. In addition to bonus payments, from each such increment comes a payment for income taxes thereon, a payment for a special year end dividend to shareholders and a payment to provide for growth of corporate net worth. Each $100,000.00 increment has been treated in the same manner until the excess earnings have been exhausted.

         The underlying philosophy of the Committee's determinations makes first and foremost the provision for the shareholders of the Company.

       The compensation of Ronald L. Solomon, President and Chief Executive Officer of the Company and Charles K. Graham, Executive Vice President of the Company, as well as the other Executive Officers of the Company, is comprised of a base salary which is directly related to the responsibilities of their respective positions and a bonus which is related to the Company's performance. Mr. Solomon and Mr. Graham work together as a corporate team and, as such, bear the principal burden of corporate management decisions, with Mr. Solomon, as Chief Executive Officer, bearing final responsibility. Therefore, these two Executive Officers have participated more heavily in the division of bonus awards. Their performance was reflected in the substantial increase in corporate net worth for the year ended December 31, 1997, and was greatly appreciated by the Committee. All compensation recommendations of the Committee for the year ended December 31, 1997, were approved by the Board of Directors of the Company.

       With respect to the Executive Officers of the Company, the Committee believes their respective compensation levels to be commensurate with those of similarly positioned executive in similar corporations.

       Members of the Committee as of the year ending December 31, 1997, were Ben R. Honecker, Chairman, George F. Beneke, James C. Inman, Jr., R. Clark Morton and Thomas A. Noice.


Employment Contracts

        The Company has entered into written employment agreements with Ronald
L. Solomon, President and Chief Executive Officer of the Company and Charles
K. Graham, Executive Vice President of the Company, at their respective annual base salaries for three year terms, which agreements are renewed annually in January of each year. The agreements provide that Messrs. Solomon and Graham will receive a severance benefit equal to the annual base salary they would have received had they continued to be employed by the Company throughout the term of the existing agreement, as well as participation in any health (including medical and major medical insurance), accident and disability insurance programs which the Holding Company may maintain for the benefit of its executive officers. In the event of termination as a result of a change of control or a change of duties, Messrs. Solomon and Graham will receive as severance benefits five (5) times their annual base salary and any incentive compensation payments not yet received, as well as complete vesting in any supplemental retirement benefits then in existence. Additionally, Messrs. Solomon and Graham, for a period of three years, may participate in any other fringe benefits, including life, accident, disability, health and dental insurance plans then in existence and, if applicable, at the time of termination, the use of an automobile maintained by the Holding Company.
These agreements also provide for the payment of such minimum salary and benefits for a period of six months following the disability of either Mr. Solomon or Mr. Graham. These agreements may be terminated for certain defined causes by the Company without payment of additional minimum salary or other benefits.

Compensation Committee Interlocks and Insider Participation

        As indicated, the Personnel and Salary Committee has responsibility for annual raises and bonuses to the executive officers of the Company. The members of the committee consist of non-salaried directors and presently include Ben R. Honecker, chairman, George F. Beneke, James C. Inman, Jr., R. Clark Morton and Thomas A. Noice. Mr. Inman was formerly an officer of Wellsburg Banking and Trust Company, Wellsburg, West Virginia, which bank merged into Progressive Bank, N.A., a subsidiary of the Company. Mr. Noice was formerly an officer of Farmers & Merchants National Bank in Bellaire, Bellaire, Ohio, which bank merged into Progressive Bank, N.A., a subsidiary of the Company. The Personnel and Salary Committee meets annually, during the fourth quarter of each year, to review the overall progress and projections to year end. All actions by the Personnel and Salary Committee are presented to the full Board of Directors for final approval.

        James C. Inman, Director of the Company and of Progressive Bank, N.A., is a member of the Personnel and Salary Committee. Mr. Inman is the spouse of Laura G. Inman, Vice Chairman of the Board and Director of the Company, and also Senior Vice President and Director of Progressive Bank, N.A. However, Mrs. Inman has voluntarily withdrawn from participation in the Company's executive bonus program. No other family relationships exist between the Personnel and Salary Committee and the Company's executive officers, nor do any of the directors of the Company serve on personnel committees of any other corporation.


Executive Officers; Additional Compensation

        The subsidiary banks have paid bonuses in each of the preceding five years to their executive officers. Decisions as to the issuance of a bonus and the amount paid in each year are determined by the Company's Board of Directors. The aggregate amount of bonuses to the executive officers of the Company accrued for 1995 and paid in 1996 was $143,300.00; accrued for 1996 and paid in 1997 was $165,600.00 and accrued as of December 31, 1997 was $221,200.00. The 1997 accrual for bonuses will be paid in 1998.

        Other than bonuses paid to its executive officers, neither the Company nor its existing subsidiaries has any type or plan of additional compensation that may discriminate in scope, terms or operation in favor of the officers or directors of the Company.

        The Company does maintain a noncontributory profit-sharing plan for employees of its existing subsidiaries who are 21 years of age or older and who have worked for the bank in excess of one year and who are not parties to a collective bargaining agreement. This plan has received a favorable determination letter from the Internal Revenue Service. The Company makes contributions to the profit-sharing plan based upon a discretionary contribution ranging from zero percent to 15 percent of total compensation as fixed by appropriate action of the banks before the close of the year. This contribution is distributed according to a two-tiered integrated allocation formula. In the first tier, the allocation is made by taking each participant's compensation in excess of $15,000.00 and multiplying that amount by the Old Age, Survivors and Disability Index (OASDI) rate. This amount is then distributed to the employees' separate retirement accounts. Any amount of the total contribution remaining undistributed by the first tier is then allocated and distributed to the employees' retirement accounts on a pro rata basis based upon the percentage of each employee's compensation compared to total compensation. Employees are entitled to the balances in their separate retirement accounts at either normal retirement age, disability or death, but the amount of such benefits cannot accurately be predicted due to the discretionary nature of the contributions. Contributions during 1995 amounted to $107,300, of which $47,144.80 accrued to the benefit of the 7 persons who are executive officers of the Company. For 1996 the contribution was $116,300.00, of which $55,367.18 accrued to the benefit of the 7 persons. Contributions during 1997 amounted to $127,600.00, of which $52,848.74 accrued to the benefit of the 7 persons.

        The Company also has a non-qualified deferred compensation plan for its executive officers. Under the plan, each executive officer may elect to defer up to 50 percent of their bonus. The executive officers are generally entitled to the balances in their separate deferred compensation accounts at either normal retirement age, disability or death, or other termination of employment. The amount of such benefits cannot be accurately predicted due to the discretionary nature of the underlying bonus and the deferral percentage.

      III.  Security Ownership of Management and Certain Beneficial Owners
                             Security Ownership of Management

        The following table sets forth, as of February 12, 1998, the name and address of each director and nominee who owns of record to be the beneficial owner of more than 5 percent of the Company's 1,209,085 issued and outstanding shares of stock, the number of shares beneficially owned, the percentage of stock so owned, and the percent of stock beneficially owned by all directors and executive officers of the Company as a group. The "beneficial ownership" of a security by an individual is determined in accordance with the rules of the Securities and Exchange Commission.




Name &                    Shares of Stock                            Percent
Address                   Beneficially Owned                         of Total
_______                   __________________                         ________

George F. Beneke              70,482(1)                                5.83%
 Oglebay View Acres
 Wheeling, WV 26003

Sylvan J. Dlesk               95,479(2)                                7.90%
 Highland Park
 Wheeling, WV 26003

James C. Inman, Jr.           88,499(3)                                7.32%
 R.D. 1
 Wellsburg, WV 26070

Laura G. Inman                88,499(4)                                7.32%
 R.D. 1
 Wellsburg, WV 26070

Officers and Directors        423,149                                  35.00%
as a Group (16 persons)

Notes     (1)Includes 28,252 shares held by WesBanco Bank Wheeling, as trustee
----- under the will of Sarah E. Beneke, deceased, and includes 10,417 shares owned by the Beneke Corporation, of which Mr. Beneke is a principal.

          (2)Includes 95,376 shares owned jointly by Mr. Dlesk and Rosalie J. Dlesk, his wife.

          (3)Includes 75,500 shares owned by Laura G. Inman, his wife.

          (4)Includes 12,999 shares owned by James C. Inman, Jr., her husband.

Security Ownership of Certain Beneficial Owners

        The following table sets forth, as of February 12, 1998, the name and address of the only person other than the persons listed in the table above known by the Board of Directors of the Company to be the beneficial owner of more than 5 percent of the Company's Common stock.

Name &                Shares of Stock                                Percent
Address               Beneficially Owned(1)                          of Total
-------               ---------------------                           --------

Karen G. Younkins          83,367                                      6.90%
29 Ferncliff Road
Oakmont Hills
Wheeling, WV 26003


Note      (1)Includes 5,472 shares owned by Terry D. Younkins, her husband.
____


   IV.  Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than ten percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Reporting persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms filed by them.
        Based on a review of the copies of Section 16(a) forms received by the Company, and on written representations from reporting persons concerning the necessity of filing a Form 5 - Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 1997, all filing requirements applicable to reporting persons were met.

                 V.  Transactions with Management and Others

        Management personnel of the Company and its subsidiary banks have had and expect to continue to have banking transactions with the banks in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Management believes that these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

        None of the directors, executive officers, beneficial owners or immediate family members have an interest or are involved in any transactions with the Company or its banks in which the amount involved exceeds $60,000.00, or was not subject to the usual terms and conditions, or was not determined by competitive bids. Similarly, no director, executive officer or beneficial owner has an equity interest in excess of 10 percent in a business or professional entity that has made payments to or received payments from the Company or its banks in 1995, 1996 or 1997 which exceed 5 percent of either party's gross revenue for those periods, respectively.


                               VI.  Voting

        The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 1998 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees or against such other matters. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

        In the election for directors every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principal among any number of such candidates. Such rights may be exercised by a clear indication of the shareholder's intent on the form of proxy.


                        VII.  Independent Auditors

        S.R. Snodgrass, A.C. were the auditors for the year ended December 31, 1997, and the Audit Committee has selected them as auditors for the year ending December 31, 1998. Shareholder ratification of this selection is not required. A representative of S.R. Snodgrass, A.C. will be present at the meeting with the opportunity to make a statement and/or to respond to appropriate questions from shareholders.

                        VIII.  Shareholder Proposals

        Proposals of shareholders intended to be presented at the 1998 Annual Meeting scheduled to be held on April 13, 1999 must be received by the Company by November 20, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

        In order for a shareholder to nominate a candidate for director, under the Company's Bylaws nominations must be made in writing and shall be delivered or mailed to the president of the Company or to the chairman of the Board not less than 14 days nor more than 40 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the Company or the chairman of the Board not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee;
(b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the Company that will be voted by him or her for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of stock of the Company owned by the notifying shareholder. Nominations not made in accordance with such procedure may, in the discretion of the presiding officer, be disregarded, and upon the presiding officer's instructions, the vote teller shall disregard all votes cast for each such nominee.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's proxy statement.

        In each case the notice must be given to the Secretary of the Company, whose address is 1701 Warwood Avenue, Wheeling, West Virginia 26003. Any shareholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.


                          IX.  Legal Proceedings

        The Company is unaware of any litigation other than ordinary routine litigation incident to the business of the Company, to which it or any of its subsidiaries is a party or of which any of their property is the subject.


                            X.  Other Matters

        The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

PLEASE MARK VOTES                    REVOCABLE PROXY
AS IN THIS EXAMPLE    First West Virginia Bancorp, Inc.      With-     For All
ANNUAL MEETING        1.  ELECTION OF DIRECTORS:        For   hold     Except
OF SHAREHOLDERS
APRIL 14, 1998

                                                 R. Clark Morton
   The undersigned does hereby appoint           William G. Petroplus
GEORGE F. BENEKE, LAURA G. INMAN and             Peter C. Schuetz
KARL W. NEUMANN or any of them, the true         Ronald L. Solomon
and lawful attorneys in fact, agents and
proxies of the undersigned to represent the
undersigned at the Annual Meeting of the
Shareholders of FIRST WEST VIRGINIA BANCORP,
INC., to be held on April 14, 1998, commencing
at 4:00 p.m., at the Warwood Office of the       INSTRUCTION:  To withhold
authority to vote for any Company at 1701        Individual nominee, mark
Warwood Avenue, Wheeling, West Virginia, and     "For All Except" and write
at any and all adjournments of said meeting,     that nominee's name in the
and to vote all the shares of Common Stock of    Space provided below.
the Company standing on the books of the Company
in the name of the undersigned as specified
and in their discretion on such other business
as may properly come before the meeting.         --------------------------



                                                 The undersigned hereby
                                                 acknowledges receipt of
                                                 Notice of said Annual Meeting
                                                 and accompanying Proxy
                                                 Statement each dated
                                                 March 17, 1998.


                                                 This Proxy will be voted as
                                                 specified, if no
                                                 specification is made, this
                                                 Proxy will be "FOR" the
                                                 nominees named.


                                                 THIS PROXY IS SOLICITED ON
                                                       BEHALF OF THE
                                                   BOARD OF DIRECTORS


  Please be sure to sign and date       Date
     this Proxy in the box below.           ----------------


      ---------------------------------------------------------
      Shareholder sign above      Co-holder (if any) sign above

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
   Detach above card, sign, date and mail in postage paid envelope provided.

                        First West Virginia Bancorp, Inc.
                          YOUR VOTE IS IMPORTANT TO US
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY